Exhibit 10.31

FASTLY, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

APPROVED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS: MAY 3, 2019

Section 1. INTRODUCTION.

The Fastly, Inc. Executive Change in Control and Severance Benefit Plan (the “Plan”) is hereby established effective on the date of the underwriting agreement between Fastly, Inc. (the “Company”) and the underwriter(s) managing the initial public offering of the Company’s common stock, pursuant to which the common stock is priced for the initial public offering (the “Effective Date”). The purpose of the Plan is to provide for the provision of severance benefits to eligible executive employees of the Company in the event that such employees become subject to certain involuntary terminations as described herein, including in connection with a Change in Control. Except as otherwise provided in the Plan or in an individual Participation Agreement, the Plan shall supersede any severance and change in control benefit plan, policy, practice, agreement or other arrangement previously maintained by the Company, including any cash severance and/or vesting acceleration benefits set forth in any individually negotiated employment, change in control, retention or other contract, agreement or arrangement between the Company and an employee. An employee will be entitled to no severance or change in control benefits or payments upon a termination of employment covered by the Plan other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law. Notwithstanding the foregoing, if the employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, his or her benefits under the Plan shall be provided only to the extent more favorable than such other arrangement.

The Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately prior to a Covered Termination and prior to any reduction that would give rise to an Eligible Employee’s right to resign for Good Reason.

(c) “Board” means the Board of Directors of the Company; provided, however, that if the Board has delegated authority to administer the Plan to the Compensation Committee of the Board, then “Board” shall also mean the Compensation Committee.

(d) “Cause” means, with respect to a particular Eligible Employee, the occurrence of any of the following events: (i) commission of a felony or any crime involving moral turpitude by the Eligible Employee; (ii) the Eligible Employee’s participation in any fraud or act of dishonesty against the Company; (iii) the Eligible Employee’s persistent neglect of his or her job duties; (iv) the Eligible

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Employee’s material breach of any written agreement entered into between the Eligible Employee and the Company (including but not limited to the Eligible Employee’s Employee Confidential Information and Inventions Assignment Agreement or similar agreement with the Company); (v) the Eligible Employee’s misconduct or other violation of Company policy that causes material harm to the Company; (vi) breach by the Eligible Employee of any fiduciary duty owed to the Company; or (vii) conduct by the Eligible Employee which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve; provided that, in the case of sections (iii), (iv) and (vii) in this definition, such conduct remains uncured after thirty (30) days’ written notice from the Company (which the Company only must provide if it deems such conduct curable). The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion. The term “Company” for purposes of this definition will be interpreted to include any Affiliate, as appropriate.

(e) “Change in Control” shall have the meaning ascribed to such term in Section 13(i)(i)-(iv) of the Company’s 2019 Equity Incentive Plan; provided that in no event will a Change in Control be deemed to have occurred if such transaction does not also constitute a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5).

(f) “Change in Control Period” means the period (i) commencing three (3) months prior to the Closing and ending (ii) eighteen (18) months following the Closing.

(g) “Change in Control Termination” means an Involuntary Termination that occurs within the Change in Control Period. For such purposes, if the event(s) giving rise to an Eligible Employee’s right to resign for Good Reason arise within the Change in Control Period, and the Eligible Employee’s resignation occurs no later than fifteen (15) days after the expiration of the Cure Period (as defined below), such termination shall be a Change in Control Termination.

(h) “Closing” means the closing (or term of similar import) of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Company” means Fastly, Inc. or, following a Change in Control, the surviving or successor entity resulting from such event.

(l) “Covered Termination” means a Regular Termination or a Change in Control Termination.

(m) “Disability” means the Board, based upon appropriate medical evidence, determines in good faith that the Eligible Employee has become physically or mentally incapacitated so as to render him or her incapable of performing his or her usual and customary duties, with or without a reasonable accommodation, for a continuous period in excess of 120 days.

(n) “Eligible Employee” means an employee of the Company who meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.

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(o) “Entity” or “entity” means a corporation, partnership, limited liability company or other entity.

(p) “Equity Awards” means any and all stock-based awards granted to the Eligible Employee, including but not limited to stock options, restricted stock units, stock bonus awards, restricted stock and/or stock appreciation rights; provided, however, that “Equity Awards” expressly excludes (i) any and all rights under any and all employee stock purchase plans intended to qualify under Section 423 of the Internal Revenue Code and (ii) any and all Performance Awards.

(q) “Good Reason” for an Eligible Employee’s resignation means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without the Eligible Employee’s consent: (i) a material reduction of the Eligible Employee’s annual base salary, which is a reduction of at least 10% of the Eligible Employee’s base salary (other than (I) pursuant to a salary reduction program applicable generally to employees of the Company or its parent entity who are similarly situated with Eligible Employee and/or (II) following a Change in Control, to the extent necessary to make Eligible Employee’s salary commensurate with those of other employees of the Company or its parent entity who are similarly situated with Eligible Employee); (ii) a material reduction in the Eligible Employee’s authority, duties or responsibilities; provided, however, that a mere change of title alone shall not constitute such a material reduction; or (iii) a relocation of the Eligible Employee’s principal place of employment with the Company to a place that increases the Eligible Employee’s one-way commute by more than fifty (50) miles as compared to the Eligible Employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); provided that if the Eligible Employee’s principal place of employment is his or her personal residence, this clause (iii) shall not apply; provided, however, that in each case above, in order for the Eligible Employee’s resignation to be deemed to have been for Good Reason, the Eligible Employee must first give the Company written notice of the event(s) giving rise to “Good Reason” within fifteen (15) days after the first occurrence thereof; the Company must fail to reasonably cure such event(s) within thirty (30) days after receipt of such notice (the “Cure Period”), and the Eligible Employee’s resignation must be effective not later than fifteen (15) days after the expiration of such Cure Period.

(r) “Involuntary Termination” means a Separation from Service that is due to a termination of an Eligible Employee’s employment by the Company without Cause or an Eligible Employee’s resignation for Good Reason.

(s) “Participation Agreement” means an agreement between an Eligible Employee and the Company in substantially the form of Appendix A attached hereto, which may include such other terms and conditions as the Plan Administrator deems necessary or advisable in the administration of the Plan and/or otherwise applicable to a given Eligible Employee’s entitlement to benefits under the Plan.

(t) “Performance Awards” means any and all stock-based awards that vest, in whole or in part, upon satisfaction of performance criteria.

(u) “Plan Administrator” means the Board, or a duly authorized committee thereof, prior to the Closing and the Representative upon and following the Closing.

(v) “Representative” means one or more members of the Board or other persons or entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 7(a).

(w) “Regular Termination” means an Involuntary Termination that is not a Change in Control Termination.

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(x) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.

(y) “Separation from Service” means a “separation from service,” as such term is defined in Treasury Regulation Section 1.409A-1(h) (or any successor provision thereof).

Section 2. ELIGIBILITY FOR BENEFITS.

(a) Eligible Employee. An employee of the Company is eligible to participate in the Plan if (i) the Plan Administrator has designated such employee as eligible to participate in the Plan by providing such person with a Participation Agreement; (ii) such employee has signed and returned such Participation Agreement to the Company within the period specified therein; (iii) such employee’s employment with the Company terminates due to a Covered Termination; and (iv) such employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b) Release Requirement. In order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release of all known and unknown claims against the Company or persons and entities affiliated with the Company in a form prescribed by the Company, without alterations and on substantially the form attached to the Participation Agreement as Exhibit 1-A or Exhibit 1-B, as applicable (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms. In no event will the period to execute and make the Release effective in accordance with its terms be longer than sixty (60) days following the date of the Covered Termination.

(c) No Duplication of Other Benefits. Except as otherwise provided in the Plan or in an individual Participation Agreement, the Plan supersedes any severance or change in control benefit plan, policy, practice, agreement or other arrangement previously maintained by the Company, including any cash severance and/or vesting acceleration benefits set forth in any individually negotiated employment, change in control, retention or other contract, agreement or arrangement between the Company and an Eligible Employee. An Eligible Employee will be entitled to no severance or change in control benefits or payments upon a Covered Termination other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law. Notwithstanding the foregoing, if the Eligible Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, his or her benefits under the Plan shall be provided only to the extent more favorable than such other arrangement.

(d) Exceptions to Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1) The employee voluntarily terminates employment with the Company without Good Reason, or terminates employment due to the employee’s death or Disability. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.

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(3) The employee is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the employee substantially the same level of responsibility and compensation and would not give rise to the employee’s right to resign for Good Reason.

(4) The employee is offered immediate reemployment by a successor to the Company or a parent thereof or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the employee’s right to resign for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or a parent thereof or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets.

(5) The employee is rehired by the Company or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence.

Section 3. AMOUNT OF BENEFIT.

(a) Regular Termination. Subject to the terms of the Plan, including, without limitation, Section 2(b), Section 3(e), Section 3(f) and Section 4, an Eligible Employee shall receive the following severance benefits in the event of a Regular Termination:

(1) Cash Severance Benefit. The Eligible Employee shall be entitled to a lump sum payment equal to (i) 9 months of his or her then-current Base Salary (such number of months, the “Regular Termination Severance Period”) and (ii) 0.75 times the target annual bonus to which he or she would otherwise be eligible for the fiscal year in which the Separation from Service occurred no later than March 15 of the year following the year in which the Separation from Service occurred.

(2) Payment of Continued Group Medical Plan Benefits. If the Eligible Employee timely elects continued group health plan continuation coverage under COBRA, the Company shall pay the full amount of the Eligible Employee’s COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of the Eligible Employee for his or her continued coverage under the Company’s group health plans, including coverage for the Eligible Employee’s eligible dependents, until the earliest of (i) the expiration of the Regular Termination Severance Period, (ii) the date the Eligible Employee receives similar coverage with a new employer or (iii) the expiration of the Eligible Employee’s continuation coverage under COBRA (the earliest to occur of clauses (i), (ii) or (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, the Eligible Employee shall be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Eligible Employee’s eligible COBRA coverage period. For this purpose, (x) references to COBRA shall be deemed to refer also to analogous provisions of state law and (y) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the Eligible Employee’s sole responsibility.

(3) Acceleration of Equity Awards. Each of the Eligible Employee’s then-outstanding (i) Equity Awards as of the date of Separation from Service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such Equity Award that would have vested if the Eligible Employee had completed an additional 12 months of service following the date

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on which his or her Separation from Service occurred and (ii) Performance Awards as of the date of the Separation from Service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such Performance Award that would have vested if such Eligible Employee had completed an additional 12 months of employment following the date on which the Separation from Service occurred, on a pro-rated basis and based on actual level of achievement of the applicable Performance Award as of the date on which the Separation from Service occurred. The accelerated vesting described in this Section 3(a)(3) shall be effective as of the Eligible Employee’s Separation from Service.

(b) Change in Control Termination. Subject to the terms of the Plan, including, without limitation, Section 2(b), Section 3(e), Section 3(f) and Section 4, an Eligible Employee shall receive the following severance benefits in the event of a Change in Control Termination. For the avoidance of doubt, in no event shall an Eligible Employee be entitled to benefits under both Section 3(a) and this Section 3(b). If the Eligible Employee is eligible for severance benefits under both Section 3(a) and this Section 3(b), the Eligible Employee shall receive the benefits set forth in this 3(b) and such benefits shall be reduced by any benefits previously provided to the Eligible Employee under Section 3(a).

(1) Cash Severance Benefit. The Eligible Employee shall be entitled to a lump sum payment equal to (i) 12 months of his or her then-current Base Salary and (ii) the target annual bonus to which he or she would otherwise be eligible for the fiscal year in which the Separation from Service occurred no later than March 15 of the year following the year in which the Separation from Service occurred.

(2) Payment of Continued Group Medical Plan Benefits. The Eligible Employee shall receive the payment for continued group health plan benefits described in Section 3(a)(2) above, except that the COBRA Payment Period shall continue until the earliest of (i) 12 months following the Separation from Service, (ii) the date the Eligible Employee receives similar coverage with a new employer or (iii) the expiration of the Eligible Employee’s continuation coverage under COBRA.

(3) Acceleration of Equity Awards. Each of the Eligible Employee’s then-outstanding (i) Equity Awards as of the date of Separation from Service shall accelerate and become vested and, if applicable, exercisable as to one hundred percent (100%) of the then-unvested portion of such Equity Award and (ii) Performance Awards as of the date of the Separation from Service shall be treated as set forth in the award agreement governing the applicable Performance Award. The accelerated vesting described in this Section 3(b)(3) shall be effective as of the Eligible Employee’s Separation from Service, but contingent upon the Closing.

(c) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits provided under Section 3(a)(2) or Section 3(b)(2), as applicable, without potentially incurring financial costs or penalties under applicable law, then, in lieu of paying COBRA premiums on the Eligible Employee’s behalf, the Company shall instead pay the Eligible Employee on the last day of each remaining month of the applicable COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Eligible Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to the Eligible Employee’s continued eligibility for COBRA coverage during the applicable COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the applicable COBRA Payment Period.

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(d) Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits to employees or consultants who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(e) Certain Reductions. The Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, (ii) any individually negotiated employment contract or agreement or any other written agreement with the Company, or (iii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(e) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation. Such reductions shall be made in a manner consistent with the requirements of Section 409A.

(f) Parachute Payments.

(1) Any provision of the Plan to the contrary notwithstanding, if any payment or benefit an Eligible Employee would receive from the Company or its Affiliates pursuant to the Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax (but not below zero) or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Eligible Employee. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

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(2) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, the Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, the Eligible Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(3) Unless the Eligible Employee and the Company agree on an alternative accounting firm, at the Company’s election, either (i) Deloitte & Touche LLP or (ii) the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the a change in ownership or control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

Section 4. SECTION 409A.

Notwithstanding anything to the contrary herein, to the extent (i) any payments to which an Eligible Employee becomes entitled under the Plan, or any agreement or plan referenced herein, in connection with the Eligible Employee’s Separation from Service with the Company constitute deferred compensation subject to Section 409A and (ii) the Eligible Employee is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Eligible Employee’s Separation from Service; or (ii) as soon as administratively practicable after the date of the Eligible Employee’s death following such Separation from Service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Eligible Employee, including (without limitation) the additional twenty percent (20%) tax for which the Eligible Employee would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Eligible Employee or the Eligible Employee’s beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under the Plan (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Eligible Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. To the extent any payment under the Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

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Payments pursuant to the Plan (or referenced in the Plan) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations under Section 409A.

Section 5. TAX WITHHOLDINGS AND DEDUCTIONS; OFFSETS.

All severance benefits under the Plan shall be subject to applicable withholding for federal, state and local taxes and any other required deductions. If an Eligible Employee is indebted to the Company at his or her Separation from Service, the Company reserves the right to offset any severance benefits under the Plan by the amount of such indebtedness. If an Eligible Employee is indebted to the Company on his or her termination date, the Company reserves the right to offset any severance benefits under the Plan by the amount of such indebtedness.

Section 6. REEMPLOYMENT.

In the event of an Eligible Employee’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require the Eligible Employee to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

Section 7. RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.

(a) Interpretation and Administration. Prior to the Closing, the Board, or a duly authorized committee thereof, shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be final, binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final, binding and conclusive on all Eligible Employees. Any references in the Plan to the “Board” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.

(b) Amendment or Termination.

The Company, by action of the Plan Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Notwithstanding the forgoing:

(1) the Company may not, without the written consent of an Eligible Employee who experienced a Regular Termination prior to such amendment or termination (which, for this purpose, includes a Regular Termination that occurs after such amendment or termination if the event(s) giving rise to the Eligible Employee’s right to resign for Good Reason occurred prior to such amendment or termination, and the Eligible Employee’s resignation occurs no later than fifteen (15) days

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after the expiration of the Cure Period), amend or terminate the Plan in any way that (i) prevents that Eligible Employee from becoming eligible for Regular Termination benefits under the Plan or (ii) reduces or alters to the detriment of the Eligible Employee the Regular Termination benefits payable, or potentially payable, to the Eligible Employee under the Plan, and

(2) once the Change in Control Period has begun, the Company may not, without an Eligible Employee’s written consent, amend or terminate the Plan in any way that (i) prevents the Eligible Employee from becoming eligible for Change in Control Termination benefits under the Plan or (ii) reduces or alters to the detriment of the Eligible Employee the Change in Control Termination benefits payable, or potentially payable, to the Eligible Employee under the Plan.

Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. For the avoidance of doubt, in the event a Change in Control occurs while the Plan is in effect, the Plan shall not terminate until the Change in Control Period has expired and any benefits payable in respect thereof have been paid. Any amendment or termination of the Plan will be in writing and executed by the Company’s Chairman of the Board (prior to the Closing) or the Representative (following the Closing).

Section 8. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

Section 9. LEGAL CONSTRUCTION.

The Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

Section 10. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Fastly, Inc.

Board of Directors or Representative

475 Brannan Street, Suite 300

San Francisco, California 94107

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

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(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Fastly, Inc.

Board of Directors or Representative

475 Brannan Street, Suite 300

San Francisco, California 94107

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

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(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 10, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 11. BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 12. OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 27-5411834. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 515.

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Fastly, Inc.

Board of Directors or Representative

475 Brannan Street, Suite 300

San Francisco, California 94107

In addition, service of legal process may be made upon the Plan Administrator.

12.

(d) Plan Sponsor. The “Plan Sponsor” is:

Fastly, Inc.

Board of Directors or Representative

475 Brannan Street, Suite 300

San Francisco, California 94107

(415) 604-5348

(e) Plan Administrator. The Plan Administrator is the Board or a duly authorized committee thereof prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:

Fastly, Inc.

Board of Directors or Representative

475 Brannan Street, Suite 300

San Francisco, California 94107

(415) 604-5348

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 13. STATEMENT OF ERISA RIGHTS.

Participants in the Plan (which is a welfare benefit plan sponsored by Fastly, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a) Receive Information About Your Plan and Benefits.

(1) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(3) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

(b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c) Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

13.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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APPENDIX A

FASTLY, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

PARTICIPATION AGREEMENT

Name:

Section 1. ELIGIBILITY.

You have been designated as eligible to participate in the Fastly, Inc. Executive Change in Control and Severance Benefit Plan (the “Plan”), a copy of which is attached as Annex I to this Participation Agreement (this “Participation Agreement”). Capitalized terms not explicitly defined in this Participation Agreement but defined in the Plan shall have the same definitions as in the Plan. The Plan is incorporated into and made part of this Participation Agreement.

Section 2. SEVERANCE BENEFITS.

If you experience a Covered Termination and you meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the applicable severance benefits set forth in Section 3(a) or Section 3(b) of the Plan, as applicable, subject to the terms of the Plan, including but not limited to Section 3(f) and Section 4 thereof.

Section 3. ADDITIONAL REQUIREMENTS.

Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is expressly contingent upon your compliance with the terms and conditions of the provisions of the Employee Confidential Information and Inventions Assignment Agreement between you and the Company, as may be amended from time to time (the “CIIAA”). Severance benefits under this Participation Agreement shall immediately cease in the event of your violation of the provisions in this Section 3.

Section 4. ACKNOWLEDGEMENTS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a) The severance benefits that may be provided to you under this Participation Agreement are subject to all of the terms and conditions of the Plan. These terms and conditions include, but are not limited to: (i) the requirement that you execute the Release within the applicable time period set forth therein and cause such Release to become effective in accordance with its terms, and (ii) certain reductions or delays of severance benefits as set forth in the Plan, including but not limited to Section 3(e), Section 3(f) and Section 4 of the Plan.

15.

(b) Subject to the terms of the Plan, this Participation Agreement and the Plan supersede any severance and change in control benefit plan, policy, practice, agreement or other arrangement previously maintained by the Company, including any cash severance and/or vesting acceleration benefits set forth in any individually negotiated employment, change in control, retention or other contract, agreement or arrangement between you and the Company, and you hereby waive your rights to such other benefits. This Participation Agreement and the Plan do not supersede, replace or otherwise alter the CIIAA.

(c) You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Participation Agreement and the Plan to either your creditors or to your beneficiary, except to the extent permitted by the Plan Administrator if such action would not result in adverse tax consequences under Section 409A.

[Remainder of page intentionally left blank.]

16.

To accept the terms of this Participation Agreement and participate in the Plan, please sign and date this Participation Agreement in the space provided below and return it to Paul Luongo, General Counsel and Senior Vice President, Trust, no later than fifteen (15) days from the date first set forth below.

Fastly, Inc.

By:

Name:

Title:

Date:

[Eligible Employee]	Date

EXHIBIT 1-A

FORM OF RELEASE AGREEMENT (UNDER 40)

I understand that my position with Fastly, Inc. (the “Company”) terminated effective                  (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (the “Release”) without revocation, the Company will provide me with certain severance benefits pursuant to the terms of the Fastly, Inc. Executive Change in Control and Severance Benefit Plan between me and the Company (the “Plan”). I understand that I am not entitled to these severance benefits unless I sign this Release. I also understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation earned through the Separation Date, to which I am entitled by law.

In exchange for the severance benefits and other consideration provided to me under the Plan, I hereby generally and completely release the Company, and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Employee Retirement Income Security Act of 1974 (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to

18.

the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation. In addition, I understand that nothing in this Release is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I further acknowledge that, other than the severance benefits that will be provided to me pursuant to the Plan and this Release, I have not earned and will not receive from the Company any additional compensation, severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, I acknowledge that I have not earned and am not owed any bonus, vacation, incentive compensation, severance, commissions or equity.

[Remainder of page intentionally left blank.]

I acknowledge that in order to receive any severance benefits under the Plan, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

EXECUTIVE:

Signature

Printed Name

Date:

EXHIBIT 1-B

FORM OF RELEASE AGREEMENT (40+)

I understand that my position with Fastly, Inc. (the “Company”) terminated effective                      (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (the “Release”) without revocation, the Company will provide me with certain severance benefits pursuant to the terms of the Fastly, Inc. Executive Change in Control and Severance Benefit Plan between me and the Company (the “Plan”). I understand that I am not entitled to these severance benefits unless I sign this Release without revocation. I also understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation earned through the Separation Date, to which I am entitled by law.

In exchange for the severance benefits and other consideration provided to me under the Plan, I hereby generally and completely release the Company, and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).

I have received with this Release all of the information required by the ADEA (under 29 U.S.C. § 626(f)(1)(H)), including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation. In addition, I understand that nothing in this Release is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I further acknowledge that, other than the severance benefits that will be provided to me pursuant to the Plan and this Release, I have not earned and will not receive from the Company any additional compensation, severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, I acknowledge that I have not earned and am not owed any bonus, vacation, incentive compensation, severance, commissions or equity.

[Remainder of page intentionally left blank.]

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me, and I must not revoke it thereafter.

EXECUTIVE:

Signature

Printed Name

Date:

ANNEX I

FASTLY, INC. EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN